Exhibit 99.02

DataMEG Corp., North Electric Company, Inc. Announce Completion of Merger Agreement, Offer of $2.5M Capitalization Funding

MONDAY, DECEMBER 10, 2001 2:28 PM
 - PRNewswire

CHARLOTTE, N.C., Dec 10, 2001 /PRNewswire via COMTEX/ -- DataMEG Corp.
(DTMG) announced today that they have completed and signed a Merger Agreement with North Electric Company, Inc. a Raleigh, NC communications networking solutions company.

"The merger completion provides DataMEG Corp. with immediate revenue-generating opportunities within the telecommunications business markets," stated Andrew Benson, President DTMG.

"We expect to capitalize on the near term opportunities that are available to us now, and expand the market and revenue opportunities presented to us with the introduction of new products that will address critical market needs," Benson added.

The merger agreement calls for DTMG to issue 15 million shares of its Common Stock, in exchange for all outstanding shares of NEC. The shares will be registered in an upcoming Registration Statement, and are subject to a "lock up" and "leak out" provision. Full details regarding the merger and NEC's products and technologies will be available on the DTMG and NEC websites in the near future.

"The merger accelerates the transformation of DataMEG Corp. from a technology development firm without revenues into a fully integrated technology and product development operating business with opportunities for significant revenue and earnings near and long term," Benson said.

"We are pleased to be in a position to take our next generation Test Operational Support Systems' (Test OSS) to the market place. These support systems are critical to the success of next generation services being planned and implemented by major communication companies throughout the world," states Rex Hester, CEO North Electric Company Inc. "Service Assurance for next- generation networks will be a major part of an estimated $85 billion market for TOSS systems by 2006. Our family of products addresses urgent needs for assuring the quality of service and lowering the maintenance cost of these networks. This merger will allow us to focus on our near team objectives that include partnerships with major equipment providers in this market space, and leadership participation at SuperCom in June 2002," Said Hester.

Concurrent with the signing of the Merger Agreement, DataMEG Corp. has obtained an offer of financing to fund their immediate business operation requirements, and expects to obtain the required funding to grow their current Raleigh, NC infrastructure from 15 to 50 product development and management personnel in the next 6-24 months.

In addition, DataMEG Corp. has reached an agreement with Quantum Advanced Technologies, Inc. regarding the independent capitalization of their jointly owned CAS Communications, Inc. subsidiary to further CAS technology development, which they expect to announce shortly. DataMEG Corp. has established, as company policy, a mandate that the capitalization needs of their subsidiary operations will remain independent from each other, in order to achieve viable operational stability within these entities.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "would," "will," and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      Media Contact:
      Margie Adelman
      Adelman Global Communications
      561-620-7440
      email: madelman@adelmancommunications.com

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SOURCE DataMEG Corp.

CONTACT:

Andrew Benson, +1-704-849-2868, or Ron Dove, +1-704-849-7690,
both of DataMEG; or Margie Adelman of Adelman Global, +1-561-620-7440, or madelman@adelmancommunications.com; or Investors, Richard Kaiser,
+1-757-306-6090, for DataMEG(DTMG)

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